Exhibit 99.1

FOR RELEASE

UNITIL ENERGY FILES FOR A CHANGE IN ELECTRIC DISTRIBUTION RATES FOR NEW

HAMPSHIRE CUSTOMERS

HAMPTON, N.H., APRIL 29, 2016 — Unitil Corporation (NYSE: UTL) (www.unitil.com) announced today that its New Hampshire electric distribution utility, Unitil Energy Systems, Inc., (“Unitil Energy”) filed a base rate case with the New Hampshire Public Utilities Commission (“Commission”) requesting approval to change distribution rates for all customers. This filing will be subject to comprehensive review by the Commission in a base rate case proceeding that may last up to a year. The Company’s last base rate case was filed six years ago.

Unitil Energy requested an electric base rate increase of $6.26 million, or 3.6 percent, over total annual revenue at present rates. The proposed rates are designed to provide revenues in support of the company’s growing electric distribution system investments and operations. The filing includes a proposed rate plan and other associated rate design and tariff changes.

If the rates are approved as filed, the typical residential electric customer using an average of 600 kWh a month would see an increase of $5.27 per month, or 5 percent. Impacts on other individual customers will vary depending upon rate class and usage characteristics.

About Unitil Corporation

Unitil Corporation provides energy for life by safely and reliably delivering natural gas and electricity in New England. We are committed to the communities we serve and to developing people, business practices, and technologies that lead to the delivery of dependable, more efficient energy. Unitil Corporation is a public utility holding company with operations in Maine, New Hampshire and Massachusetts. Together, Unitil’s operating utilities serve approximately 103,300 electric customers and 78,700 natural gas customers. Other subsidiaries include Usource, Unitil’s non-regulated business segment. For more information about our people, technologies, and community involvement please visit www.unitil.com.

For more information please contact:

David Chong – Investor Relations	Alec O’Meara – Media Relations
Phone: 603-773-6499	Phone: 603-773-6404
Email: chong@unitil.com	Email: omeara@unitil.com

6 Liberty Lane West

Hampton, NH 03842

T 603.772.0775

www.unitil.com